Exhibit 2.2

July 25, 2011

OFFER TO PURCHASE FOR CASH

all of the outstanding Class “A” Common Shares of

DNA GENOTEK INC.

by

7924569 Canada Inc., a wholly-owned subsidiary of

ORASURE TECHNOLOGIES, INC.

TO:	COMMON SHARE HOLDERS AND OPTION HOLDERS OF DNA GENOTEK INC.

The Offer

7924569 Canada Inc. (the “Offeror”) hereby offers (the “Offer”) to purchase, upon the terms and subject to the conditions described in the share purchase agreement attached hereto as Schedule “A” (the “Share Purchase Agreement”), all of the issued and outstanding Class “A” Common Shares (the “Common Shares”) of DNA Genotek Inc. (the “Company”). In connection with the Offer, the Company and the Offeror, among others, entered into a support agreement dated as of July 25, 2011 (the “Support Agreement”), pursuant to which, among other things, the Offeror agreed to make the Offer and the Company made certain representations and warranties to the Offeror and agreed to coorperate with the Offeror to assist in the closing of the sale of the Common Shares.

The purchase price payable by the Offeror for each Common Share is CAD $1.6553 (the “Purchase Price”) in cash, subject to any tax withholdings and the condition that 10% of such cash payment be deposited in an escrow fund as security for breaches of representations and warranties and certain post-closing adjustments relating to the Company’s working capital and debt levels pursuant to the terms of the Support Agreement.

As the purpose of the Offer is to enable the Offeror to acquire, directly or indirectly, 100% of the issued and outstanding Common Shares, the Support Agreement requires that the Company (i) cause, as of the time at which the Offeror takes up the Common Shares deposited pursuant to the Offer (the “Effective Time”), all outstanding unvested options issued by the Company under the Amended Stock Option Plan dated May 25, 2004 (the “Options”) to vest in full, and (ii) immediately thereafter cancel any Option that has vested and is outstanding and unexercised as of the Effective Time (each, a “Cancelled Option”), with each holder of any such Cancelled Option thereupon having the right to receive the option payment described below, upon the terms and subject to the conditions described in the option cancellation agreement attached hereto as Schedule “B” (the “Option Cancellation Agreement”) or the Option Cancellation Notice attached as Appendix “D” to the Share Purchase Agreement, as the case may be, and the Support Agreement.

Upon the cancellation of any Option that has vested and is outstanding and unexercised as of the Effective Time, the holder of such Cancelled Option will be entitled to receive, subject to the conditions set forth in Section 2.4 of the Support Agreement and, if applicable, in the Option Cancellation Agreement, an amount in cash equal to the amount by which the Purchase Price exceeds the per share exercise price of such Cancelled Option, subject to any tax withholdings and the condition that 10% of such cash payment will be deposited in an escrow fund, as security for breaches of representations and warranties and certain post-closing adjustments relating to the Company’s working capital and debt levels pursuant to the terms of the Support Agreement.

The Offer will be open for acceptance until the earlier of: August 30, 2011, and the date upon which 100% of the issued and outstanding Common Shares, on a fully diluted basis, are validly deposited under the Offer (such earlier date being, the “Expiry Date”), unless earlier withdrawn by the Offeror.

Instructions

The Offer may be accepted by the holders of Common Shares (collectively, the “Shareholders”) and holders of Options (collectively, the “Option holders”) by following the instructions set out below.

1.	The Offer may be accepted by Shareholders and Option holders by delivering on or before the Expiry Date to counsel to the Company, Gowling Lafleur Henderson LLP, Suite 2600, 160 Elgin Street, Ottawa, Ontario, K1P 1C3 Attention: Robert Ford:

(a)	in the case of Shareholders (including all Shareholders who also are Option holders):

(i)	a properly completed and duly signed copy of the Share Purchase Agreement in the form attached hereto as Schedule “A”;

(ii)	the original certificates representing the Common Shares (the “Certificates”) held by the Shareholder or, if the Certificates are lost, a properly completed and duly signed lost certificate affidavit and indemnity in the form attached as Appendix “B” to the Share Purchase Agreement; and

(iii)	a properly completed and duly signed instrument of transfer for the Common Shares attached as Appendix “C” to the Share Purchase Agreement; and

(iv)	in the case of Shareholders who are also Option holders, a properly completed and duly signed copy of the Option Cancellation Notice attached as Appendix “D” to the Share Purchase Agreement;

(b)	in the case of Option holders, who are not also Shareholders:

(i)	a properly completed and duly signed copy of the Option Cancellation Agreement attached hereto as Schedule “B”;

(collectively, the “Documents”).

Shareholders wishing to accept this Offer whose Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact the nominee for assistance.

The method of delivery of the Documents deposited hereunder is at the option and risk of the depositing Shareholder and Option holder and delivery will be effective only when such Documents are actually received by counsel to the Company. The Offeror recommends that the Documents be delivered by hand to counsel to the Company and a receipt be obtained for their deposit. If the Documents are mailed, the Offeror recommends that registered mail with return receipt or acknowledgement of receipt be used and that proper insurance be obtained.

The deposit of the Documents by a Shareholder or Option holder hereunder is irrevocable and requires acceptance by the Offeror.

Conditions of the Offer

The Offer is subject to certain conditions, including those set out in the Share Purchase Agreement attached at Schedule “A” hereto, in the Option Cancellation Agreement attached at Schedule “B” hereto and in Section 2.4 of the Support Agreement, all of which may be waived or modified by the Offeror, including there being validly deposited under the Offer that number of Common Shares which constitutes, directly or indirectly, at least 100% of the issued and outstanding Common Shares, on a fully diluted basis, at the Expiry Date. The Offeror reserves the right to withdraw the Offer at any time by providing notice to the Shareholders.

Payment for Shares and Cancelled Options

Subject to the fulfillment or waiver of the offer conditions, the completion of the purchase of the Common Shares (the “Closing”) shall occur within 10 days of the Expiry Date (such date of completion, which shall occur within three days of the Effective Time, the “Closing Date”). On the Closing Date, (i) the Offeror will pay the Purchase Price for each validly deposited Common Share which it shall have taken up at the Effective Time, in accordance with the terms of the Share Purchase Agreement, and such Common Shares will be transferred to the Offeror, and (ii) the Offeror will pay to the Company and the Company will immediately then pay to the holder of each Cancelled Option the amount by which the Purchase Price exceeds the per share exercise price of such Cancelled Option, in accordance with the terms set out in the Option Cancellation Notice, or Option Cancellation Agreement, as the case may be.

Payment for the Common Shares and the Cancelled Options will be made by delivering to the Shareholder or Option holder, as the case may be, on the Closing Date, a cheque, or other form of payment, subject to any tax withholdings and the condition that a portion of such cash payment will be deposited in an escrow fund, as security for breaches of representations and warranties and certain post-closing adjustments relating to the Company’s working capital and debt levels pursuant to the terms of the Support Agreement.

Notice

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders or Option holders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders or Option holders in any such jurisdiction.

No securities commission (federal, provincial, state or otherwise) has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in connection herewith. Any representation to the contrary is a criminal offense.

The foregoing descriptions of the Support Agreement, the Share Purchase Agreement and the Option Cancellation Agreement do not purport to be complete and are qualified in their entirety by reference to the Support Agreement, the Share Purchase Agreement and the Option Cancellation Agreement, respectively.

The terms and conditions of the Offer are set forth in the Support Agreement, the Share Purchase Agreement attached hereto as Schedule “A” and/or the Option Cancellation Agreement attached hereto as Schedule “B”. Shareholders should read the Share Purchase Agreement and the Support Agreement in their entirety. Option holders should read the Option Cancellation Agreement or Option Cancellation Notice (which is attached as Appendix “D” to the Share Purchase Agreement), as applicable, and the Support Agreement in their entirety. Shareholders and Option holders are encouraged to consult with their own legal and tax advisors with respect to the Offer.

7924569 CANADA INC.

Per:
Name:
Title:

SCHEDULE “A”

SHARE PURCHASE AGREEMENT

THIS AGREEMENT IS DATED                , 2011

B E T W E E N:

«NAME_OF_SHAREHOLDER» of

«Shareholder_or_Head_Office_Address_of_Be»

Telephone Number: «Shareholder Telephone_Number»

Fax Number: «Shareholder Fax_Number»

Email Address: «Shareholder Email_Address»

(the “Shareholder”)

A N D:

7924569 CANADA INC.

(the “Offeror” and together with the Shareholder, the “parties”)

AND:

NAOMI MORISAWA DE KOVEN, ROY

BIRNBOIM AND GEORGE ANGUS

(the “Shareholders’ Agents”)

WHEREAS:

A.	DNA Genotek Inc. (the “Company”) is a corporation existing under the laws of Canada, having an authorized capital consisting of an unlimited number of Class “A” Common Shares (the “Common Shares”), of which 27,602,571 Common Shares are currently issued and outstanding.

B.	Prior to the closing of the Offer, the Company shall purchase all of the issued and outstanding shares of 1548674 Ontario Inc. in exchange for 7,280,000 Common Shares in accordance with the provisions of the Support Agreement (as defined below) following which 1548674 Ontario Inc. shall be wound up into the Company (the “Principal Shareholder Transaction”).

C.	The Company has issued options (the “Options”) under a stock option plan exercisable to acquire up to 3,828,381 Common Shares of the Company.

D.	At the closing of the Offer, 27,602,571 Common Shares will be issued and outstanding, assuming no exercise of any outstanding unexercised stock options, prior to the Closing Date.

E.	On July 25, 2011 the Offeror offered to purchase all of the issued and outstanding Common Shares and to pay a cancellation fee for all Options that are to be cancelled by the Company prior to Closing at a price of CAD$1.6553 per Common Share (the “Offer”), on the terms and subject to the conditions set forth herein and in the Support Agreement.

F.	The Offer is open for acceptance until the earlier of August 30, 2011 and the date upon which 100% of the issued and outstanding Common Shares are validly deposited under the Offer (such earlier date being, the “Expiry Date”), unless earlier withdrawn by the Offeror.

G.	The Shareholder is currently the owner of the Common Shares and Options set forth on Appendix “A” hereto.

H.	The Shareholder wishes to accept the Offer and has agreed to sell to the Offeror all of the Common Shares set forth on Appendix “A” (collectively, the “Deposited Shares”) and agrees to the cancellation of its Options, if any, set forth on Appendix “A” (collectively, the “Cancelled Options”) on the terms and conditions of this share purchase agreement (this “Agreement”).

I.	The Company has entered into a support agreement dated as of July 25, 2011 with the Offeror and the other parties thereto (the “Support Agreement”), pursuant to which, among other things, the Offeror agreed to offer to the shareholders of the Company to acquire all of the outstanding Common Shares and the Company agreed to cooperate with the Offeror to assist in the closing of the sale of the Common Shares, to resolve to accelerate at the Effective Time the vesting of any outstanding unvested Options and immediately thereafter to cancel any then unexercised Options, and to provide certain representations and warranties to the Offeror. All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Support Agreement.

THEREFORE, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1	Agreement of Purchase And Sale

Subject to the terms and conditions of this Agreement, the Shareholder agrees to sell, and the Offeror agrees to buy, the Deposited Shares pursuant to the Offer and the Shareholder agrees to the cancellation by the Company of the Cancelled Options.

1.2	Amount of Purchase Price

The purchase price payable by the Offeror to the Shareholder for the Deposited Shares is CAD $1.6553 per Deposited Share (the “Purchase Price”). The Purchase Price for the Deposited Shares shall be payable by the Offeror delivering to the Shareholder on the Closing Date, a cheque or other form of payment, in an amount equal to the Purchase Price multiplied by the number of Deposited Shares, and the Purchase Price for the Cancelled Options, if any, shall be payable by the Offeror delivering to the Company on the Closing Date, and the Company immediately then delivering to such Option holder, a cheque or other form of payment in an amount equal to the Purchase Price less the per share exercise price of such Cancelled Option multiplied by the number of Cancelled Options: The Purchase Price shall be subject to any Tax withholdings and the condition that 10% of such payment will be deposited in an escrow fund (the “Escrow Fund”), as security for breaches of representations and warranties and certain post-closing adjustments relating to the Company’s working capital and debt levels pursuant to the terms of the Support Agreement. The aggregate Purchase Price payable by the Offeror for all Common Shares and Options is $50,000,000.

ARTICLE 2

DEPOSIT OF COMMON SHARES

2.1	Deposit of Common Shares

2.1.1	The Shareholder shall deliver to counsel to the Company, Gowling Lafleur Henderson LLP, Suite 2600, 160 Elgin Street, Ottawa, Ontario, K1P 1C3 Attention: Robert Ford: (the “Company’s Counsel”) on or before the Expiry Date:

2.1.1.1	a properly completed and duly signed copy of this Agreement;

2.1.1.2	the original certificates representing the Deposited Shares (the “Certificates”) held by the Shareholder or, if the Certificates are lost, a properly completed and duly signed lost certificate affidavit and indemnity in the form attached hereto as Appendix “B”;

2.1.1.3	a properly completed and duly signed Instrument of Transfer for the Deposited Shares attached hereto as Appendix “C” (the “Instruments of Transfer”); and

2.1.1.4	if the Shareholder is also an Option holder, a properly completed and duly signed copy of the Option Cancellation Notice attached as Appendix “D”;

(collectively, the “Documents”).

2.1.2	If this Agreement is signed by a person other than the registered holder of the Deposited Shares, the Shareholder shall deliver the Certificates and Instruments of Transfer endorsed or accompanied by an appropriate security transfer or stock power of attorney duly and properly completed by the registered holder of the Deposited Shares.

2.1.3	The Shareholder acknowledges that the method of delivery of the Documents is at the option and risk of the Shareholder and delivery will be effective only when such Documents are actually received by the Company’s Counsel.

2.1.4	The deposit of the Documents by the Shareholder hereunder is irrevocable and requires acceptance by the Offeror.

2.1.5	The Shareholder acknowledges and agrees that all questions as to the validity, form, eligibility, timely receipt and acceptance of the Documents delivered hereunder will be determined by the Offeror in its sole discretion and that such determination shall be final and binding.

2.1.6	The Offeror may reject any and all of the Documents which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction.

2.1.7	The Offeror may waive any defect or irregularity in the Documents.

2.1.8	The Offeror shall have no duty or obligation to give notice of any defect or irregularity in any Document and no liability shall be incurred by the Offeror for failure to give any such notice.

ARTICLE 3

TRUST

3.1	Trust

Subject to Article 7, the Documents will be held in trust by the Company’s Counsel until the Company’s Counsel receives confirmation from the Offeror that all conditions specified in Article 4 of this Agreement have been satisfied or waived in accordance with their terms, in which case the Documents will be released from trust to the Offeror.

ARTICLE 4

CONDITIONS

4.1	Conditions in favour of the Offeror

In addition to, and without limiting, the conditions precedent to the Offeror’s obligations to consummate the transactions contemplated by the Support Agreement as set forth in Section 2.4 thereof, the completion of the sale of the Deposited Shares and the cancellation of the Cancelled Options (the “Closing”) is subject to the following conditions which are for the exclusive benefit of the Offeror and all or any of which may be waived or modified by the Offeror in its sole discretion:

4.1.1	there shall have been validly deposited under the Offer such number of Common Shares which constitute at least 100%, directly or indirectly, of the issued and outstanding Common Shares on a fully diluted basis as of the Expiry Date;

4.1.2	the Shareholder shall have performed its obligations under this Agreement to the extent required to be performed on or before the Expiry Date;

4.1.3	the Company’s Counsel shall have received and the Company shall have accepted the Documents on or before the Expiry Date;

4.1.4	the Company shall have cancelled all outstanding Options; and

4.1.5	the representations and warranties of the Shareholder set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

ARTICLE 5

CLOSING ARRANGEMENTS

5.1	Closing Arrangements

The Closing Date will occur within ten days following the Expiry Date. On the Closing Date, legal and beneficial title to the Deposited Shares will be transferred to the Offeror, the Options held by the Shareholder shall be cancelled and the Offeror will pay the Purchase Price in accordance with the provisions of Section 1.2.

ARTICLE 6

TERMINATION

6.1	Termination by the Offeror

The Offeror may terminate this Agreement at any time on or before the Closing Date by providing written notice to the Shareholder.

ARTICLE 7

RETURN OF DOCUMENTS

7.1	Return of Documents

Upon the occurrence of any of the following events, the Offeror shall instruct the Company’s Counsel to release from trust and return any Documents received by the Company’s Counsel to the Shareholder at the Offeror’s expense and Closing shall not occur:

7.1.1	termination of this Agreement by the Offeror;

7.1.2	the Conditions set out in Article 4 are not satisfied or waived by the Offeror on or before the dates specified in Article 4; or

7.1.3	the Documents are not accepted by the Offeror.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Shareholder’s Representations, Warranties and Covenants

The Shareholder represents and warrants to the Offeror and covenants and agrees that:

8.1.1	the Shareholder is resident in the jurisdiction set out on the first page of this Agreement which address is the Shareholder’s residence or principal place of business;

8.1.2	the Shareholder is the legal and beneficial owner of the Common Shares set out in Appendix “A” hereto, and has sole power of disposition in respect of such Common Shares, and except with respect to the Shareholders Agreement (as defined in the Support Agreement), there are no shareholder agreements, voting trusts or proxies with respect to such Common Shares to which the Shareholder is a party;

8.1.3	the information set forth on Appendix “A” is true and accurate;

8.1.4	if the Shareholder is:

8.1.4.1

a corporation, the Shareholder is duly incorporated and is validly subsisting under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to execute and deliver this Agreement and to carry out and perform its covenants and obligations under the terms of this Agreement and the entering into of this Agreement and the transactions contemplated hereby will not result in the material violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Shareholder;

8.1.4.2	a partnership or other form of unincorporated organization, the Shareholder has the necessary authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has obtained all necessary approvals in respect thereof and the transactions contemplated hereby will not result in the material violation of any of the terms and provisions of any law applicable to the Shareholder; or

8.1.4.3	an individual, the Shareholder is of full age of majority and has the legal capacity and competence to enter into and to execute this Agreement and to observe and perform his or her covenants and obligations hereunder and the transactions contemplated hereby will not result in the material violation of any of the terms and provisions of any law applicable to the Shareholder;

8.1.5	this Agreement has been duly executed and delivered by the Shareholder and, when accepted by the Offeror, and assuming the due authorization, execution and delivery thereof by the Offeror, will constitute the Shareholder’s legal, valid and binding obligation enforceable against it in accordance with the terms hereof;

8.1.6	no person, firm or corporation has any agreement or option or other right, present or future, contingent or absolute, or capable of becoming an agreement or option,

8.1.6.1	for the purchase of the Deposited Shares; or

8.1.6.2	to require the Offeror to transfer or assign the Deposited Shares to any person, firm or corporation other than the Offeror;

8.1.7	the Shareholder is not a party to, bound by, or subject to any material agreement, indenture, mortgage, lease, instrument or other Contract or any Proceeding, Order, judgment or decree, in each case, which would be violated, contravened or infringed by the execution and delivery of this Agreement by the Shareholder or the performance of its obligations under this Agreement;

8.1.8	the execution and delivery of this Agreement by the Shareholder or the performance of its obligations under this Agreement will not require any consent, waiver, approval, authorization or review by, or declaration, registration or filing with, or notice to, any third party;

8.1.9	on the Closing Date all agreements or restrictions which limit or restrict the transfer of the Deposited Shares to the Offeror will have been complied with, and the Shareholder will have good and marketable title to the Deposited Shares with the full legal right, power and authority to sell and transfer them to the Offeror free and clear of all liens, charges, Encumbrances and adverse claims;

8.1.10

the Shareholder has not used or retained any broker or finder in connection with any transactions contemplated by this Agreement, nor is any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Support Agreement based upon any agreements or other arrangements made by or on behalf of the Shareholder for which the

Company (following the Closing Date), the Offeror or any of their respective Affiliates would be responsible;

8.1.11	the Shareholder acknowledges that risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Offeror;

8.1.12	the Shareholder hereby acknowledges receipt of the Support Agreement;

8.1.13	the Shareholder is not a non-resident of Canada for purposes of the Income Tax Act (Canada), or, if the Shareholder is resident outside of Canada:

8.1.13.1	the Shareholder is knowledgeable of, or has been independently advised as to the applicable Securities Laws having application in the jurisdiction in which the Shareholder is resident (the “International Jurisdiction”) which would apply to the purchase and sale of the Deposited Shares hereunder or the consummation of any other transactions contemplated hereby;

8.1.13.2	the Shareholder is selling the Deposited Shares hereunder pursuant to exemptions from the prospectus and registration requirements under the Securities Laws in the International Jurisdiction or, if such is not applicable, the Shareholder is permitted to sell the Deposited Shares hereunder under the applicable Securities Laws of the Governmental Authorities in the International Jurisdiction without the need to rely on any exemption;

8.1.13.3	the Shareholder confirms that the purchase and sale of the Deposited Shares hereunder does not, and will not, contravene any applicable Securities Laws in the International Jurisdiction and does not, and will not, require the Offeror or the Company to make any filings or seek any approvals of any nature whatsoever from any Governmental Authority of any kind whatsoever in the International Jurisdiction in connection with the purchase and sale of the Deposited Shares hereunder, and the consummation of any other transactions contemplated hereby; and

8.1.13.4	the Shareholder confirms that the purchase and sale of the Deposited Shares hereunder, and the consummation of any other transactions contemplated hereby, does not trigger:

i)	an obligation to prepare and file a registration statement, prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction; or

ii)	continuous disclosure reporting obligations of the Offeror or the Company in the International Jurisdiction; and

iii)	the Shareholder will, if requested by the Offeror or the Company, comply with such other requirements as the Offeror or the Company may reasonably require; and

8.1.14	the representations and warranties contained in this Section 8.1 will be true on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

If any representation or warranty of the Shareholder is no longer true, or the Shareholder become aware of any facts or circumstances that would reasonably be expected to make any such representation or warranty not true, on or before the Closing Date, the Shareholder shall immediately notify the Offeror.

8.2	Support Agreement

The Shareholder acknowledges and understands that the Company has entered into the Support Agreement, pursuant to which, among other things, the Offeror agreed to offer to the shareholders of the Company to acquire all of the outstanding Common Shares and the Company agreed to cooperate with the Offeror to assist in the closing of the sale of the Common Shares and to provide certain representations and warranties to the Offeror.

8.3	Shareholders’ Agents

The Shareholder hereby appoints Naomi Morisawa De Koven, Roy Birnboim and George Angus (the “Shareholders’ Agents”) as its agents in connection with the administration, negotiation and settlement of all claims for Damages (as defined in the Support Agreement) relating to the indemnification obligations of the Former Company Shareholders under Section 9.2(a) of the Support Agreement. The Shareholders’ Agents have accepted such appointment by execution of the Support Agreement and this Agreement. The Shareholders’ Agents are authorized to give and receive notices and communications, to enter into an escrow agreement (the “Escrow Agreement”) with the Escrow Agent (as defined in the Support Agreement) and the Offeror, to authorize delivery to the Purchaser Indemnitees of any cash or other property from the Escrow Fund in satisfaction of claims by the Purchaser Indemnitees, to receive and accept payment in satisfaction of any claims by the Seller Indemnitees, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgment of the Shareholders’ Agents for the accomplishment of the foregoing.

Any of the Shareholders’ Agents may resign upon thirty (30) days notice to the Former Company Shareholders, Escrow Agent, Company and Offeror. In the event of the resignation of Naomi Morisawa De Koven or George Angus, the remaining Shareholders’ Agents shall appoint a replacement. In the event of the resignation of Roy Birnboim (or any successor to Roy Birnboim), Dr. Chaim Birnboim shall appoint a replacement. The Shareholders’ Agents may receive compensation for their services in accordance with the terms of the Support Agreement. Notices or communications to each of the Shareholders’ Agents or from the Shareholders’ Agents shall constitute notice to or from each of the Former Company Shareholders.

A decision, act, consent or instruction in writing signed by any two of the Shareholders’ Agents shall constitute a decision, act, consent, or instruction of all Former Company Shareholders and shall be final, binding and conclusive upon each of the Former Company Shareholders, and the Escrow Agent and the Offeror and the other Purchaser Indemnitees may rely upon any decision, act, consent or instruction in writing signed by any two of the Shareholders’ Agents as being the decision, act, consent or instruction of each and every such Former Company Shareholder. The Escrow Agent and the Offeror and the other Purchaser Indemnitees are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agents.

The Former Company Shareholders shall severally indemnify each of the Shareholders’ Agents and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Agents and arising out of or in connection with the acceptance or administration of their duties hereunder.

8.4	Offeror’s Representations and Warranties

The Offeror represents and warrants to the Shareholder that:

8.4.1	the Offeror is a corporation duly incorporated and validly existing under the laws of Canada and has all requisite corporate power and authority to execute and deliver this Agreement and to carry out and perform its covenants and obligations under the terms of this Agreement and the entering into of this Agreement and the transactions contemplated hereby will not result in the material violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Offeror;

8.4.2	this Agreement, when accepted by the Offeror, and assuming the due authorization, execution and delivery thereof by the Shareholder, will constitute the Offeror’s legal, valid and binding obligation enforceable against it in accordance with the terms hereof;

8.4.3	the Offeror is not a party to, bound by, or subject to any material agreement, indenture, mortgage, lease, instrument, or other Contract or any Proceeding, Order, judgment or decree which would be violated, contravened or infringed by the execution and delivery of this Agreement by the Offeror or the performance of its obligations under this Agreement;

8.4.4	the execution and delivery of this Agreement by the Offeror or the performance of its obligations under this Agreement will not require any consent, waiver, approval, authorization or review by, or declaration, registration or filing with, or notice to, any third party;

8.4.5	the representations and warranties contained in this Section 8.4 will be true on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

If any representation or warranty of the Offeror is no longer true, or the Offeror become aware of any facts or circumstances that would reasonably be expected to make any such representation or warranty not true, on or before the Closing Date, the Offeror shall immediately notify the Company.

ARTICLE 9

NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1	Survival of Representations and Warranties

All representations and warranties of the parties contained in this Agreement will survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of either party, will continue in full force and effect for a period of eighteen (18) months following the Closing Date; provided, however, that the following representations and warranties will survive the Closing Date and continue in full force and effect for a period of thirty (30) months following the Closing Date: the representations and warranties of the Shareholders referred to in Sections 8.1.2, 8.1.3, 8.1.4 and 8.1.6 and the representations and warranties of the Offeror referred to in Section 8.4.1.

ARTICLE 10

RELEASE

10.1	Release of Company

10.1.1

The Shareholder, on his, her or its own behalf and on behalf of his, her or its heirs, beneficiaries, successors, assigns and representatives (collectively, the “Releasors”), hereby releases effective as of the Closing Date, without the need for any further action, any and all claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of whatsoever kind or nature, whether at law or in equity, matured or unmatured, known or unknown, contingent or liquidated or otherwise, that any of them can, shall or may have against the Company, the Company’s past and present parent and subsidiary corporations and all of their past and present respective officers, directors, managers, managing members, employees, shareholders, agents, and assigns (collectively, “Releasees”), arising from or relating any matter, cause or thing whatsoever occurring at any time on or prior to the Closing Date and relating to the Company or any Subsidiary of the Company; provided, that the foregoing shall not affect or otherwise release the rights of any Releasor under this Agreement or any agreement entered into on or prior to the Closing Date with the Company in connection herewith.

10.1.2	The Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based on or arising from any matter released pursuant to Section 10.1.1.

10.1.3	The Shareholder represents and agrees that (a) he, she or it fully understands his, her or its rights to discuss all aspects of this Release with his, her or its attorneys, (b) he, she or it has availed himself, herself or itself of this right, (c) he, she or it has carefully read and fully understands all of the terms of this Release, (d) he, she or it has not transferred or assigned any rights or claims that he, she or it is hereby purporting to release herein, and (e) he, she or it is voluntarily, and with proper and full authority, entering into this Agreement. The Shareholder represents that he, she or it has had a reasonable period of time to consider the provisions of this Release, and that he, she or it has considered them carefully before executing this Agreement.

10.1.4	If any provision of this Section 10 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions in this Section 10 will remain in full force and effect. Any provision of this Section 10 held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.

ARTICLE 11

COVENANT NOT TO COMPETE; NONSOLICITATION; CONFIDENTIALITY

11.1.1	In consideration of the Purchase Price and in order that Offeror may enjoy the full benefits of the Business of the Company:

11.1.1.1	[include for Ian Curry, Chaim Birnboim, and Roy Sunstrum] the Shareholder agrees that, for three (3) years after the date hereof, he shall not (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner or otherwise with, any business that competes in North America or Europe with the Company or its Business, or (ii) engage or participate in any effort or act to induce any customers, suppliers, associates, or independent contractors of the Company to take any action which might be disadvantageous to the Company or its Business, including to cease doing business or their association or employment, with the Company or its Business.

11.1.1.2	[include for Pat Walsh, Brian Smith, Cindy MacCullough and Chantal Hemens-Davis], the Shareholder agrees that, for one (1) year after the date hereof, he or she shall not (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner or otherwise with, any business that competes in North America or Europe with the Company or its Business.

11.1.1.3	[include for Pat Walsh, Brian Smith, Cindy MacCullough and Chantal Hemens-Davis], the Shareholder agrees that, for two (2) years after the date hereof, he or she shall not own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner or otherwise with, Norgen Biotek Corp. or any of its subsidiaries or any of its or their respective businesses.

11.1.1.4	[include for Pat Walsh, Brian Smith, Cindy MacCullough and Chantal Hemens-Davis], the Shareholder agrees that, for one (1) year after the date hereof, he or she shall not engage or participate in any effort or act to induce any customers, suppliers, associates, or independent contractors of the Company to take any action which might be disadvantageous to the Company or its Business, including to cease doing business or their association or employment, with the Company or its Business.

11.1.1.5	[include for all Management Shareholders] the Shareholder agrees, for three (3) years after the date hereof, to not, directly nor indirectly, solicit, hire, employ, retain as a consultant, interfere with or attempt to entice away from the Company, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by the Company.

11.1.1.6	[include for all Management Shareholders] the Shareholder acknowledges and agrees that the restrictions and covenants contained in this section are reasonable in view of the nature of the Business of the Company. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant, or the period thereof, contained in this section is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the maximum extent permitted by law, and further agree that if any part of this Section 11 shall be so found or deemed unreasonable, unlawful or unenforceable, such unenforceability shall not affect the remaining portions of this Section 11, which shall be fully enforced; and the parties do further agree that any court of competent jurisdiction shall, and the parties do hereby expressly authorize, require and empower any court of competent jurisdiction to, enforce any such provision or portion thereof in order that any such provision or portion thereof shall be enforced to the fullest extent permitted by applicable law.

11.1.1.7

[include for all Management Shareholders]the Shareholder agrees that the Offeror and the Company will suffer irreparable damage and harm and will not have an adequate remedy at law in the event of any breach of this Section 11 by the Shareholder. Accordingly, in the event of such a breach or of a threatened or attempted breach, in addition to all other remedies to which the Offeror and the Company is entitled to at law, the Offeror and the Company shall be entitled to a temporary and permanent injunction (without the necessity of showing any actual damage) or a decree of specific performance of the provisions hereof, and no bond or other security shall be required in that connection. The remedies described in this Section 11 shall not be exhaustive and shall be in addition to all other remedies that the Offeror or the Company may have at law, in equity or otherwise.

11.1.1.8	[include for all Management Shareholders]the Shareholder shall keep confidential and not disclose to any other Person or use for their or its own benefit or the benefit of any other Person (i) any trade secrets or other confidential proprietary information in its or their possession or control regarding the Business of the Company and (ii) except attorneys, accountants, bankers and other professional advisors who shall agree to maintain such information in confidence, any information of or concerning this Agreement or the transactions contemplated hereby. The obligation of the Shareholder under this Section 11.1.1.8 shall not apply to information that: (i) is or becomes generally available to the public without breach of any obligation of confidentiality to the Company or the Offeror; (ii) is required to be disclosed by Applicable Law, Order or regulation of a court or tribunal or Governmental Authority; provided, however, that, in any such case, the Shareholder shall notify the Company and the Offeror as early as reasonably practicable prior to disclosure to allow the Company and the Offeror to take appropriate measures to preserve the confidentiality of such information; (iii) is disclosed by the Company or the Offeror to any third party not under any duty of confidentiality to the Company or the Offeror; or (iv) is disclosed by the Shareholder for the purpose of carrying out the transactions contemplated hereby.

ARTICLE 12

GENERAL

12.1	Notice

12.1.1	All notices or other communications to be given hereunder shall be in writing and shall be: delivered by hand or by courier; sent by prepaid registered mail; or transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission, and if delivered by hand or by courier or sent by prepaid registered mail, shall be deemed to have been given on the date of delivery or, if sent by facsimile, e-mail or functionally equivalent electronic means of transmission on the date of transmission if sent before 5:00 p.m. and such day is a Business Day or, if not, on the first Business Day following the date of transmission.

12.1.2	Notices to the Offeror shall be addressed to:

c/o OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

Attention:	Jack E. Jerrett, Senior Vice President and General Counsel
Fax:	(610) 882-2275

With a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention:	Stephen M. Leitzell
Fax:	(215) 994-2222

With a further copy to:

Stikeman Elliot LLP

5300 Commerce Court West, 199 Bay Street

Toronto, Ontario, Canada

M5L 1B9

Attention:	David Weinberger
Fax:	(416) 869-5515

12.1.3	Notices to the Shareholders’ Agents shall be addressed to:

c/o Naomi Morisawa De Koven

113 Leopolds Drive

Ottawa, Ontario

K1V 7E2

Canada

Fax:	1-866-266-3301
Email:	dnag.agents@gmail.com

With a copy to:

Gowling Lafleur Henderson, LLP

Suite 2600

160 Elgin Street

Ottawa, ON K1P 1C3

Canada

Attention:	Robert D. Ford
Fax:	(613) 788-3571

12.1.4	Notices to the Shareholder shall be addressed to the Shareholders’ Agents above at the address or as otherwise provided by the Shareholders’ Agents from time to time. The Shareholders covenant to provide the Shareholders’ Agents with their address and any changes of address from time to time.

12.1.5	Either the Offeror or the Shareholders’ Agents may change its address for service aforesaid by notice in writing to the other party hereto specifying its new address for service hereunder.

12.1.6	For the purposes of this Agreement “Business Day” means a day on which Canadian chartered banks are open for the transaction of regular business in the City of Ottawa, Ontario.

12.2	Currency

All references herein to “$” refer to Canadian currency and all amounts to be advanced, paid or calculated under this Agreement are to be advanced, paid or calculated in Canadian currency.

12.3	Time of Essence

Time is of the essence in all respects of this Agreement.

12.4	Governing Law

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

12.5	Legal Advice

Each of the parties acknowledge that such party has been advised to and has obtained independent legal and tax advice (or has declined doing so, despite having the opportunity to do so) with respect to the terms of this Agreement prior to its execution and further acknowledges that such party understands the terms hereof and such party’s rights and obligations hereunder, and the Shareholder acknowledges that there may be tax consequences to such Shareholder in accepting the Offer. The parties shall be responsible for their own legal costs associated with this Agreement and the Offer. Notwithstanding the foregoing, the parties acknowledge that the fees and expenses of the Shareholders’ Agents shall be payable in accordance with the terms of the Support Agreement.

12.6	Further Assurances

Each of the parties, upon the request of the other party, whether before or after the Closing Date, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to complete and give full effect to the transactions contemplated by this Agreement.

12.7	Entire Agreement

Except as otherwise provided herein with respect to the provisions of the Support Agreement, this Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement.

12.8	Severability

Each provision of this Agreement is distinct and severable. If any provision of this Agreement, in whole or in part, is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Agreement, or the legality, validity or enforceability of that provision in any other jurisdiction.

12.9	Facsimile Signatures

Delivery of this Agreement by facsimile, e-mail or functionally equivalent electronic transmission constitutes valid and effective delivery.

12.10	Assignment and Enurement

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either party; provided that the Offeror may assign any or all of its respective rights and obligations under this Agreement to one or more subsidiaries of OraSure Technologies, Inc., but no such assignment shall release the Offeror from any liability or obligation hereunder. This Agreement enures to the benefit of and is binding upon the parties, their respective successors and permitted assigns and, if the Shareholder is an individual, the Shareholder’s heirs, executors, administrators.

[the remainder of this page has been intentionally left blank]

Counterparts

This Agreement may be executed and delivered by the parties in one or more counterparts, each of which when so executed and delivered will be an original and each of which may be delivered by facsimile or functionally equivalent electronic means, and those counterparts will together constitute one and the same instrument.

The Shareholder has duly executed and delivered this Agreement effective as of the date first written above.

«NAME_OF_SHAREHOLDER»

Witness

The Shareholders’ Agents have duly executed and delivered this Agreement effective as of the date first written above in order to accept their appointment as Shareholders’ Agents only and for no other purpose.

Witness	Naomi Morisawa De Koven

Witness	Roy Birnboim

Witness	George Angus

This Agreement is accepted by the Offeror this      day of             , 2011.

7924569 CANADA INC.

Per:
Name:
Title:

APPENDIX “A”

INFORMATION RELATING TO SHAREHOLDER

Name of Registered Shareholder	Residential or Head Office Address of Registered Shareholder	No. of Common Shares Held	No. of Options

«Name_of_ Shareholder»	«Shareholder_ Address_of_Be»	«Shares»	«No_of_ Options»

APPENDIX “B”

STATUTORY DECLARATION

I, —, of the City of —, in the Province of —, solemnly declare that:

2.	I am [the — of —,] the registered owner of — Class A Common Shares in the capital of DNA Genotek Inc. (the “Corporation”) and as such have knowledge of the matters set out below.

3.	A share certificate (the “Certificate”) was issued to [mev OR w—.] on — representing — Class A Common Shares in the capital of the Corporation.

4.	That Certificate has been lost, destroyed or wrongfully taken and has not been sold, assigned, transferred, endorsed for transfer, hypothecated, pledged, or delivered as a gift.

5.	If that Certificate is found by me or comes into my hands, custody or power, I will cause it to be cancelled.

I make this solemn declaration conscientiously believing it to be true and knowing that it is of the same force and effect as if made under oath.

DECLARED BEFORE ME at the City of —, in the Province of —, Canada, this — day of —, 20—
— —
A Commissioner, etc.

INDEMNITY AND UNDERTAKING

The undersigned covenants and agrees to indemnify and save harmless the Corporation, its successors and assigns from any and all claims and losses arising as a result of the loss or misplacing of the share certificate[s] referred to above; and if [thatv OR wthose] share certificate[s] [isv OR ware] found, to surrender [itv OR wthem] to the Corporation or its duly authorized representative.

—

Per:
NAME:
TITLE:

APPENDIX “C”

INSTRUMENT OF TRANSFER

To:                  DNA GENOTEK INC. (the “Company”)

And To:         The Directors of the Company

The undersigned, «Name_of_Shareholder», hereby assigns and transfers «Shares» Class “A” Common Shares of the Company held by the undersigned to 7924569 Canada Inc., standing in the undersigned’s name on the books of the Company and represented by certificate no. «Certificate» herewith, and hereby irrevocably constitutes and appoints any officer of the Company attorney-in-fact to transfer such shares on the books of the Company with full power of substitution in the premises.

Dated effective:             , 2011.

WITNESS:

«Name_of_Shareholder»

APPENDIX “D”

OPTION CANCELLATION NOTICE

TO:	DNA GENOTEK INC. (the “Company”)

AND TO:	7924569 CANADA INC. (the “Offeror”)

RE:	Notice regarding options granted pursuant to the Company’s Stock Option Plan (such options, the “Options”; such plan, the “Plan”)

I, the undersigned, hereby acknowledge that the Company has entered into a support agreement dated as of July 25, 2011 with the Offeror (the “Support Agreement”), pursuant to which the Offeror has offered to acquire all of the issued and outstanding Class “A” common shares of the Company (the “Common Shares”) at a price of CAD$1.6553 per Common Share (the “Offer”).

I further understand and acknowledge that, in accordance with the Plan, the Board of Directors may declare all unvested Options which I hold to immediately vest in full and to declare all then unexercised Options which I hold under the Plan to be cancelled, and at such time will automatically be converted into the right to receive, subject to the conditions set forth in Section 2.4 of the Support Agreement, in respect of each such cancelled Option held by me, an amount in cash equal to the amount by which CAD$1.6553 exceeds the applicable exercise price per Common Share for each Common Share issuable under such Option, subject to any amounts required by law to be deducted or withheld from such cash payment and the condition that 10% of such cash payment will be deposited in an escrow fund, as security for breaches of representations and warranties and certain post-closing adjustments relating to the Company’s working capital and debt levels pursuant to the terms of the Support Agreement.

DATED this     day of             , 2011.

SIGNED AND DELIVERED	)
in the presence of:	)	«Name of Optionholder»
)
)
)
Witness		«Name of Optionholder»

SCHEDULE “B”

OPTION CANCELLATION AGREEMENT

THIS AGREEMENT IS DATED                     , 2011

B E T W E E N:
«NAME_OF_OPTION HOLDER» of «Option Holder_Address_»

Telephone Number: «Option Holder Phone_Number»

Fax Number: «Option Holder Fax_Number»

Email Address: «Option Holder Email_Address»

(the “Option holder”)

A N D:

DNA GENOTEK INC.

(the “Company”)

A N D:

7924569 CANADA INC.

(the “Offeror” and together with the Company and Option holder, the “parties”)

A N D:

NAOMI MORISAWA DE KOVEN,

ROY BIRNBOIM AND GEORGE ANGUS (the “Shareholders’ Agents”)

WHEREAS:

A.	The Company is a corporation existing under the laws of Canada, having an authorized capital consisting of an unlimited number of Class “A” Common Shares (the “Common Shares”), of which 27,602,571 Common Shares are currently issued and outstanding.

B.	Prior to the closing of the Offer, the Company shall purchase all of the issued and outstanding shares of 1548674 Ontario Inc. in exchange for 7,280,000 Common Shares in accordance with the provisions of the Support Agreement (as defined below) following which 1548674 Ontario Inc. shall be wound up into the Company (the “Principal Shareholder Transaction”).

C.	The Company has issued options (the “Options”) under a stock option plan exercisable to acquire up to 3,828,381 Common Shares of the Company.

D.	At the closing of the Offer, 27,602,571 Common Shares will be issued and outstanding, assuming no exercise of any outstanding unexercised stock options, prior to the Closing Date.

E.	On July 25, 2011 the Offeror offered to purchase all of the issued and outstanding Common Shares and to pay a cancellation fee for all Options that are to be cancelled by the Company prior to Closing at a price of CAD$1.6553 in cash per Common Share (the “Offer”), on the terms and subject to the conditions set forth herein and in the Support Agreement.

F.	The Offer is open for acceptance until the earlier of August 30, 2011 and the date upon which 100% of the issued and outstanding Common Shares are validly deposited under the Offer (such earlier date being, the “Expiry Date”), unless earlier withdrawn by the Offeror.

G.	The Option holder is currently the owner of the Options set forth on Appendix “A” hereto.

H.	In accordance with the Amended Stock Option Plan dated May 25, 2004 (the “Stock Option Plan”), the Board of Directors of the Company may declare all unvested Options to immediately vest and to declare all unexercised Options to be cancelled.

I.	The Option holder agrees to the cancellation of its Options (collectively, the “Cancelled Options”) on the terms and conditions of this option cancellation agreement (this “Agreement”).

J.	The Company has entered into a support agreement dated as of July 25, 2011 with the Offeror and the other parties thereto (the “Support Agreement”), pursuant to which, among other things, the Offeror agreed to offer to the shareholders of the Company to acquire all of the outstanding Common Shares and the Company agreed to cooperate with the Offeror to assist in the closing of the sale of the Common Shares, to resolve to accelerate at the Effective Time the vesting of any outstanding unvested Options and immediately thereafter to cancel any then unexercised Options, and to provide certain representations and warranties to the Offeror. All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Support Agreement.

THEREFORE, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1	Agreement of Purchase and Sale

Subject to the terms and conditions of this Agreement, the Option holder agrees to the cancellation by the Company of the Cancelled Options.

1.2	Amount of Purchase Price

The purchase price payable by the Offeror for the cancellation of the Cancelled Options is CAD $1.6553 per Cancelled Option less the applicable per share exercise price of such Cancelled Option (the “Purchase Price”) payable by delivering to the Company on the Closing Date a cheque or other form of payment in the amount of the Purchase multiplied by the number of Cancelled Options. Immediately upon the Company receiving the aggregate Purchase Price from the Offeror, the Company shall pay to the Option holder an amount in cash equal to the aggregate Purchase Price (subject to any Tax withholdings and the condition that 10% of such payment will be deposited in an escrow fund (the “Escrow Fund”), as security for breaches of representations and warranties and certain post-closing adjustments relating to the Company’s working capital and debt levels pursuant to the terms of the Support Agreement).

ARTICLE 2

CANCELLATION OF OPTIONS

2.1	Cancellation of Options

2.1.1	The Option holder shall deliver to counsel to the Company, Gowling Lafleur Henderson LLP, Suite 2600, 160 Elgin Street, Ottawa, Ontario, K1P 1C3 Attention: Robert Ford: (the “Company’s Counsel”) on or before the Expiry Date a properly completed and duly signed copy of this Agreement (the “Document”).

2.1.2	The Option holder acknowledges that the method of delivery of the Document is at the option and risk of the Option holder and delivery will be effective only when such Document is actually received by Company’s Counsel.

2.1.3	The deposit of the Document by the Option holder hereunder is irrevocable and requires acceptance by the Offeror.

2.1.4	The Option holder acknowledges and agrees that all questions as to the validity, form, eligibility, timely receipt and acceptance of the Document delivered hereunder will be determined by the Offeror in its sole discretion and that such determination shall be final and binding.

2.1.5	The Offeror may reject any Document which it determines not to be in proper form or which may be unlawful to accept under the laws of any jurisdiction.

2.1.6	The Offeror may waive any defect or irregularity in the Document.

2.1.7	The Offeror shall have no duty or obligation to give notice of any defect or irregularity in any Document and no liability shall be incurred by the Offeror for failure to give any such notice.

ARTICLE 3

TRUST

3.1	Trust

Subject to Article 7, the Document will be held in trust by the Company’s Counsel until the Company’s Counsel receives confirmation from the Offeror that all conditions specified in Article 4 of this Agreement have been satisfied or waived in accordance with their terms, in which case the Document will be released from trust to the Offeror.

ARTICLE 4

CONDITIONS

4.1	Conditions in favour of the Offeror

In addition to, and without limiting, the conditions precedent to the Offeror’s obligations to consummate the transactions contemplated by the Support Agreement as set forth in Section 2.4 thereof, the completion of the sale of the Deposited Shares and the cancellation and payment in respect of the Cancelled Options (the “Closing”) is subject to the following conditions which are for the exclusive benefit of the Offeror and all or any of which may be waived or modified by the Offeror in its sole discretion:

4.1.1	there shall have been validly deposited under the Offer such number of Common Shares which constitute at least 100%, directly or indirectly, of the issued and outstanding Common Shares on a fully diluted basis as of the Expiry Date;

4.1.2	the Option holder shall have performed its obligations under this Agreement to the extent required to be performed on or before the Expiry Date;

4.1.3	the Company’s Counsel shall have received and the Company shall have accepted this Agreement and all Documents (as defined in the Offer) on or before the Expiry Date;

4.1.4	the Company shall have cancelled all outstanding Options; and

4.1.5	the representations and warranties of the Option holder set forth in this Agreement shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

ARTICLE 5

CLOSING ARRANGEMENTS

5.1	Closing Arrangements

The Closing Date will occur within ten days following the Expiry Date. At or prior to the Effective Time, the vesting of any outstanding unvested Options held by the Option holder shall be accelerated and the Options held by the Option holder shall be cancelled. On the Closing Date, the Offeror will pay the Purchase Price to the Company and the Company shall immediately then pay to the Option holder an amount equal to the Purchase Price, less any amounts required by law to be deducted or withheld from such cash payment, in accordance with the provisions of Section 1.2.

ARTICLE 6

TERMINATION

6.1	Termination by the Offeror

The Offeror may terminate this Agreement at any time on or before the Closing Date by providing written notice to the Option holder.

ARTICLE 7

RETURN OF DOCUMENTS

7.1	Return of Documents

Upon the occurrence of any of the following events, the Offeror shall instruct the Company’s Counsel to release from trust and return any Documents received by the Company’s Counsel to the Option holder at the Offeror’s expense and Closing shall not occur:

7.1.1	termination of this Agreement by the Offeror;

7.1.2	the Conditions set out in Article 4 are not satisfied or waived by the Offeror on or before the dates specified in Article 4; or

7.1.3	the Documents are not accepted by the Offeror.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Option holders’ Representations, Warranties and Covenants

The Option holder represents and warrants to the Offeror and covenants and agrees that:

8.1.1	the Option holder is resident in the jurisdiction set out on the first page of this Agreement which address is the Option holder’s residence or principal place of business;

8.1.2	the Option holder is the holder of the Options set out in Appendix “A” hereto, and has sole power of disposition in respect of such Options, and except with respect to the Stock Option Plan, there are no agreements with respect to such Options to which the Option holder is a party;

8.1.3	the information set forth on Appendix “A” is true and accurate;

8.1.4	the Option holder is of full age of majority and has the legal capacity and competence to enter into and to execute this Agreement and to observe and perform his or her covenants and obligations hereunder and the transactions contemplated hereby will not result in the material violation of any of the terms and provisions of any law applicable to the Option holder;

8.1.5	this Agreement has been duly executed and delivered by the Option holder and, when accepted by the Offeror, , and assuming the due authorization, execution and delivery thereof by the Offeror, will constitute the Option holder’s legal, valid and binding obligation enforceable against it in accordance with the terms hereof;

8.1.6	the Option holder is not a party to, bound by, or subject to any material agreement, indenture, mortgage, lease, instrument or other Contract or any Proceeding, Order, judgment or decree, in each case, which would be violated, contravened or infringed by the execution and delivery of this Agreement by the Option holder or the performance of its obligations under this Agreement;

8.1.7	the execution and delivery of this Agreement by the Option holder or the performance of its obligations under this Agreement will not require any consent, waiver, approval, authorization or review by, or declaration, registration or filing with, or notice to, any third party;

8.1.8	the Option holder hereby acknowledges receipt of the Support Agreement;

8.1.9	the Option holder is not a non-resident of Canada for purposes of the Income Tax Act (Canada), or, if the Option holder is resident outside of Canada:

8.1.9.1	the Option holder is knowledgeable of, or has been independently advised as to the applicable Securities Laws having application in the jurisdiction in which the Option holder is resident (the “International Jurisdiction”) which would apply to its acceptance of the payment for the Cancelled Options hereunder or the consummation of any other transactions contemplated hereby;

8.1.9.2	the Option holder is accepting payment for the Cancelled Options hereunder pursuant to exemptions from the prospectus and registration requirements under the Securities Laws in the International Jurisdiction or, if such is not applicable, the Option holder is permitted to accept payment for the Cancelled Options hereunder under the applicable Securities Laws of the Governmental Authorities in the International Jurisdiction without the need to rely on any exemption;

8.1.9.3	the Option holder confirms that its acceptance of the payment for the Cancelled Options hereunder does not, and will not, contravene any applicable Securities Laws in the International Jurisdiction and does not, and will not, require the Offeror or the Company to make any filings or seek any approvals of any nature whatsoever from any Governmental Authority of any kind whatsoever in the International Jurisdiction in connection with the Option holder’s acceptance of the payment for the Cancelled Options hereunder, and the consummation of any other transactions contemplated hereby; and

8.1.9.4	the Option holder confirms that its acceptance of the payment for the Cancelled Options hereunder, and the consummation of any other transactions contemplated hereby, does not trigger:

i)	an obligation to prepare and file a registration statement, prospectus or similar document, or any other report with respect to such purchase in the International Jurisdiction; or

ii)	continuous disclosure reporting obligations of the Offeror or the Company in the International Jurisdiction; and

iii)	the Option holder will, if requested by the Offeror or the Company, comply with such other requirements as the Offeror or the Company may reasonably require; and

8.1.10	the representations and warranties contained in this Section 8.1 will be true on and as of the Closing Date with the same effect as if made on the Closing Date.

8.2	Support Agreement

The Option holder acknowledges and understands that the Company has entered into the Support Agreement, pursuant to which, among other things, the Offeror agreed to offer to the shareholders of the Company to acquire all of the outstanding Common Shares and the Company agreed to cooperate with the Offeror to assist in the closing of the sale of the Common Shares, to accelerate the vesting of any outstanding unvested Options, to cancel the Cancelled Options, and to provide certain representations and warranties to the Offeror.

8.3	Shareholders’ Agents

The Option holder hereby appoints Naomi Morisawa De Koven, Roy Birnboim and George Angus (the “Shareholders’ Agents”) as its agents in connection with the administration, negotiation and settlement of all claims for Damages (as defined in the Support Agreement) relating to the indemnification obligations of the Former Company Shareholders under Section 9.2(a) of the Support Agreement. The Shareholders’ Agents have accepted such appointment by execution of the Support Agreement and this Agreement. The Shareholders’ Agents are authorized to give and receive notices and communications, to enter into an escrow agreement (the “Escrow Agreement”) with the Escrow Agent (as defined in the Support Agreement) and the Offeror, to authorize delivery to the Purchaser Indemnitees of any cash or other property from the Escrow Fund in satisfaction of claims by the Purchaser Indemnitees, to receive and accept payment in satisfaction of any claims by the Seller Indemnitees, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgment of the Shareholders’ Agents for the accomplishment of the foregoing.

Any of the Shareholders’ Agents may resign upon thirty (30) days notice to the Former Company Shareholders, Option holders, Escrow Agent, Company and Offeror. In the event of the resignation of Naomi Morisawa De Koven or George Angus the remaining Shareholders’ Agents shall appoint a replacement. In the event of the resignation of Roy Birnboim (or any successor to Roy Birnboim), Dr. Chaim Birnboim shall appoint a replacement. The Shareholders’ Agents may receive compensation for their services in accordance with the terms of the Support Agreement. Notices or communications to each of the Shareholders’ Agents or from the Shareholders’ Agents shall constitute notice to or from each of the Former Company Shareholders.

A decision, act, consent or instruction in writing signed by any two of the Shareholders’ Agents shall constitute a decision, act, consent, or instruction of all Former Company Shareholders and shall be final, binding and conclusive upon each of the Former Company Shareholders, and the Escrow Agent and the Offeror and the other Purchaser Indemnitees may rely upon any decision, act, consent or instruction in writing signed by any two of the Shareholders’ Agents as being the decision, act, consent or instruction of each and every such Former Company Shareholder. The Escrow Agent and the Offeror and the other Purchaser Indemnitees are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agents.

The Former Company Shareholders shall severally indemnify each of the Shareholders’ Agents and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Agents and arising out of or in connection with the acceptance or administration of their duties hereunder.

8.4	Offeror’s Representations and Warranties

The Offeror represents and warrants to the Option holder that:

8.4.1	the Offeror is a corporation duly incorporated and validly existing under the laws of Canada and has all requisite corporate power and authority to execute and deliver this Agreement and to carry out and perform its covenants and obligations under the terms of this Agreement and the entering into of this Agreement and the transactions contemplated hereby will not result in the material violation of any of the terms and provisions of any law applicable to, or the constating documents of, the Offeror;

8.4.2	this Agreement, when accepted by the Offeror, and assuming the due authorization, execution and delivery thereof by the Option holder, will constitute the Offeror’s legal, valid and binding obligation enforceable against it in accordance with the terms hereof;

8.4.3	the Offeror is not a party to, bound by, or subject to any material agreement, indenture, mortgage, lease, instrument, or other Contract or any Proceeding, Order, judgment or decree which would be violated, contravened or infringed by the execution and delivery of this Agreement by the Offeror or the performance of its obligations under this Agreement;

8.4.4	the execution and delivery of this Agreement by the Offeror or the performance of its obligations under this Agreement will not require any consent, waiver, approval, authorization or review by, or declaration, registration or filing with, or notice to, any third party;

8.4.5	the representations and warranties contained in this Section 7.4 will be true on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

If any representation or warranty of the Offeror is no longer true, or the Offeror become aware of any facts or circumstances that would reasonably be expected to make any such representation or warranty not true, on or before the Closing Date, the Offeror shall immediately notify the Company.

ARTICLE 9

NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1	Survival of Representations and Warranties

All representations and warranties of the parties contained in this Agreement will survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of either party, will continue in full force and effect for a period of eighteen (18) months following the Closing Date; provided, however, that the following representations and warranties will survive the Closing Date and continue in full force and effect for a period of thirty (30) months following the Closing Date: the representations and warranties of the Option holders referred to in Sections 8.1.2, 8.1.3, 8.1.4 and 8.1.6 and the representations and warranties of the Offeror referred to in Section 8.4.1.

ARTICLE 10

RELEASE

10.1	Release of Company

10.1.1	The Option holder, on his, her or its own behalf and on behalf of his, her or its heirs, beneficiaries, successors, assigns and representatives (collectively, the “Releasors”), hereby releases effective as of the Closing Date, without the need for any further action, any and all claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of whatsoever kind or nature, whether at law or in equity, matured or unmatured, known or unknown, contingent or liquidated or otherwise, that any of them can, shall or may have against the Company, the Company’s past and present parent and subsidiary corporations and all of their past and present respective officers, directors, managers, managing members, employees, shareholders, agents, and assigns (collectively, “Releasees”), arising from or relating any matter, cause or thing whatsoever occurring at any time on or prior to the Closing Date and relating to the Company or any Subsidiary of the Company; provided, that the foregoing shall not affect or otherwise release the rights of any Releasor under this Notice or any agreement entered into on or prior to the Closing Date with the Company in connection herewith.

10.1.2	The Option holder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or causing to be commenced, any

Proceeding of any kind against any Releasee, based on or arising from any matter released pursuant to Section 10.1.1.

10.1.3	The Option holder represents and agrees that (a) he, she or it fully understands his, her or its rights to discuss all aspects of this Section 10 with his, her or its attorneys, (b) he, she or it has availed himself, herself or itself of this right, (c) he, she or it has carefully read and fully understands all of the terms of this Release, (d) he, she or it has not transferred or assigned any rights or claims that he, she or it is hereby purporting to release herein, and (e) he, she or it is voluntarily, and with proper and full authority, entering into this Agreement. The Option holder represents that he, she or it has had a reasonable period of time to consider the provisions of this Section 9, and that he, she or it has considered them carefully before executing this Agreement.

10.1.4	If any provision of this Section 10 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions in this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part will remain in full force and effect to the extent not held invalid or unenforceable.

ARTICLE 11

GENERAL

11.1	Notice

11.1.1	All notices or other communications to be given hereunder shall be in writing and shall be: delivered by hand or by courier; sent by prepaid registered mail; or transmitted by facsimile, e-mail or functionally equivalent electronic means of transmission, and if delivered by hand or by courier or sent by prepaid registered mail, shall be deemed to have been given on the date of delivery or, if sent by facsimile, e-mail or functionally equivalent electronic means of transmission on the date of transmission if sent before 5:00 p.m. and such day is a Business Day or, if not, on the first Business Day following the date of transmission.

11.1.2	Notices to the Offeror shall be addressed to:

c/o OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

Attention:	Jack E. Jerrett, Senior Vice President and General Counsel
Fax:	(610) 882-2275

With a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attention:	Stephen M. Leitzell
Fax:	(215) 994-2222

With a further copy to:

Stikeman Elliot LLP

5300 Commerce Court West, 199 Bay Street

Toronto, Ontario

M5L 1B9

Attention:	David Weinberger
Fax:	(416) 869-5515

11.1.3	Notices to the Shareholders’ Agents shall be addressed to:

c/o Naomi Morisawa De Koven

113 Leopolds Drive

Ohawa, Ontario, Canada

K1V 7E2

Fax: 1-866-266-3301

Email: dnag.agents@gmail.com

With a copy to:

Gowling Lafleur Henderson LLP

555 Legget Drive

Suite 740, Tower B

Kanata, Ontario

K2K 2X3

Attention:	Robert Ford
Fax:	(613) 788-3571

11.1.4	Notices to the Option holder shall be addressed to the Shareholders’ Agents at the address provided above or as otherwise provided by the Shareholders’ Agents from time to time. The Option holder covenants with the Shareholders’ Agents to provide the Option holder’s address and any change of address.

11.1.5	Either the Offeror or the Shareholders’ Agents may change its address for service aforesaid by notice in writing to the other party hereto specifying its new address for service hereunder.

11.1.6	For the purposes of this Agreement “Business Day” means a day on which Canadian chartered banks are open for the transaction of regular business in the City of Ottawa, Ontario.

11.2	Currency.

All references herein to “$” refer to Canadian currency and all amounts to be advanced, paid or calculated under this Agreement are to be advanced, paid or calculated in Canadian currency.

11.3	Time of Essence.

Time	is of the essence in all respects of this Agreement.

11.4	Governing Law.

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

11.5	Legal Advice.

The Option holder acknowledges that he, she or it has been advised to and has obtained independent legal and tax advice (or has declined doing so, despite having the opportunity to do so) with respect to the terms of this Agreement prior to its execution and further acknowledges that he, she or it understands the terms hereof and his, her or its rights and obligations hereunder, and the Option holder acknowledges that there may be tax consequences to such Option holder in signing this Agreement. The parties shall be responsible for their own legal costs associated with this Agreement and the Offer. Notwithstanding the foregoing, the parties acknowledge that the fees and expenses of the Shareholders’ Agents shall be payable in accordance with the terms of the Support Agreement.

11.6	Further Assurances.

Each of the parties, upon the request of the other party, whether before or after the Closing Date, will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to complete and give full effect to the transactions contemplated by this Agreement.

11.7	Entire Agreement.

Except as otherwise provided herein with respect to the provisions of the Support Agreement, this Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties or other agreements between the parties in connection with the subject matter of this Agreement except as specifically set out in this Agreement. No party has been induced to enter into this Agreement in reliance on, and there will be no liability assessed, either in tort or contract, with respect to, any warranty, representation, opinion, advice or assertion of fact, except to the extent it has been reduced to writing and included as a term in this Agreement.

11.8	Severability.

Each provision of this Agreement is distinct and severable. If any provision of this Agreement, in whole or in part, is or becomes illegal, invalid or unenforceable in any jurisdiction, the illegality, invalidity or unenforceability of that provision will not affect the legality, validity or enforceability of the remaining provisions of this Agreement, or the legality, validity or enforceability of that provision in any other jurisdiction.

11.9	Facsimile Signatures.

Delivery of this Agreement by facsimile, e-mail or functionally equivalent electronic transmission constitutes valid and effective delivery.

11.10	Assignment and Enurement.

Neither this Agreement nor any right or obligation under this Agreement may be assigned by either party; provided that the Offeror may assign any or all of its respective rights and obligations under this Agreement to one or more subsidiaries of OraSure Technologies, Inc., but no such assignment shall release the Offeror from any liability or obligation hereunder. This Agreement enures to the benefit of and is binding upon the parties, their respective successors and permitted assigns and, if the Option holder is an individual, the Option holder’s heirs, executors, administrators.

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Counterparts

This Agreement may be executed and delivered by the parties in one or more counterparts, each of which when so executed and delivered will be an original and each of which may be delivered by facsimile or functionally equivalent electronic means, and those counterparts will together constitute one and the same instrument.

The Option holder has duly executed and delivered this Agreement effective as of the date first written above.

«NAME_OF_OPTION HOLDER»

Per:
Name:
Title:

The Company has duly executed and delivered this Agreement effective as of the date first written above.

DNA GENOTEK INC.

Per:
Name:
Title:

The Shareholders’ Agents have duly executed and delivered this Agreement effective as of the date first written above in order to accept their appointment as Shareholders’ Agents only and for no other purpose.

Witness	Naomi Morisawa De Koven

Witness	Roy Birnboim

Witness	George Angus

This Agreement is accepted by the Offeror this     day of             , 2011.

7924569 CANADA INC.

Per:
Name:
Title:

APPENDIX “A”

INFORMATION RELATING TO OPTION HOLDER

NAME OF REGISTERED OPTION HOLDER	RESIDENTIAL OR HEAD OFFICE ADDRESS OF REGISTERED OPTION HOLDER	NO. OF OPTIONS HELD

«NAME_OF_OPTION HOLDER»	«OPTION HOLDER_ADDRESS»	«OPTIONS»